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                              COMPANY NEWS RELEASE
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[AGOCO LOGO](R) AGCO Corporation
                4205 River Green Parkway Duluth, GA 30096-2568 USA
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                Telephone 770/813-9200


FOR IMMEDIATE RELEASE               CONTACT: Molly Dye
------------------------                     Vice President, Corporate Relations
Wednesday, March 6, 2002                     (770)813-6044

            AGCO CLOSES PURCHASE OF CATERPILLAR'S CHALLENGER BUSINESS

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         DULUTH, GA - March 6 - AGCO Corporation (NYSE: AG), a major worldwide designer, manufacturer and distributor of agricultural equipment, has completed the acquisition of the design, assembly, and marketing rights of the new MT Series of Caterpillar's Challenger high tech farm tractors.

         Merlin Van Gerpin was named North American Manager of Sales for the new Challenger brand of products, and he will be located at AGCO headquarters in Duluth, GA.

         AGCO will continue to manufacture the Challenger tractors in DeKalb, IL. Neal Rogers will be the Manager, DeKalb Operations. He was formerly Manager of Shop Operations of the GE plant in DeKalb and a graduate of Bradley University, Peoria, IL, in Manufacturing & Engineering Technology. "Neal has a tremendous customer service focus and has proven leadership ability in the areas of manufacturing, quality, and continuous improvement," says Brian Truex, Senior Vice President of Manufacturing Technologies & Quality.

         The transaction was completed March 5, 2002. AGCO issued 1,020,356 shares of common stock in consideration of the purchase price and will provide technology and brand licensing fees for each applicable unit produced.

         The common stock issued in connection with this transaction has not been registered under the Securities Act of 1933, as amended or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the common stock.

         AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage equipment and implements through more than 7,750 independent dealers and distributors around the world. AGCO's products are distributed under the brand names AGCO(R), AGCOSTAR(R), Ag-Chem(R), Farmhand(R), FENDT(TM), Fieldstar(R), GLEANER(R), Glencoe(R), Hesston(R), LOR*AL(R), Massey Ferguson(R), New Idea(R), RoGator(R),SOILTEQ, Spra-Coupe(R), Terra-Gator(R), Tye(R), White Planters, and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2001, AGCO had sales of $2.5 billion.

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